                                                                    EXHIBIT 99.1


                                      THURSDAY FEBRUARY 12, 8:15 AM EASTERN TIME



                              COMPANY PRESS RELEASE

               INTERPORE INTERNATIONAL AND CROSS MEDICAL PRODUCTS
                        SIGN DEFINITIVE MERGER AGREEMENT

        INTERPORE ANNOUNCES FOURTH QUARTER AND YEAR END OPERATING RESULTS

               IRVINE, Calif.--(BW HealthWire)--Feb. 12, 1998--Interpore International (Nasdaq: BONZ - news) and Cross Medical Products (Nasdaq: CRSS - news) Thursday announced the execution of a definitive merger agreement, creating a combined medical device company offering an expanded range of products to orthopaedic and neurosurgeons.

               This stock-for-stock transaction, creating a company with combined 1997 revenues of approximately $28 million, combines Interpore's strength as a leading manufacturer and marketer of synthetic bone graft materials with Cross Medical's strength as a worldwide supplier of spinal implant systems used to treat degenerative conditions and deformities of the spine.

               The agreement, a merger of equals, calls for Cross to be merged with a wholly-owned subsidiary of Interpore. Each shareholder of Cross shall receive 1.275 shares of Interpore common stock in exchange for each of their shares of Cross Medical common stock. The transaction is intended to be accounted for as a pooling of interests and is expected to be tax-free.

               The boards of directors of both companies have voted unanimously to approve the transaction. Certain key shareholders of each company have agreed to vote in favor of the merger. Each company has granted the other an option to acquire 19.9 percent of its common stock under certain conditions.

               Consummation of this transaction is subject to customary conditions, including regulatory approvals and approval of the merger by the shareholders of each company. It is anticipated that this transaction will close prior to the end of the second quarter of 1998.

               The companies have agreed that:

               The corporate headquarters will be located in Irvine. Cross will maintain operations in Dublin, Ohio for the foreseeable future.

               Interpore's President, Chief Executive Officer and Chairman of the Board, David C. Mercer, will serve as Chairman and Chief Executive Officer of Interpore after the merger.

               Cross Medical's President and Chief Executive Officer, Joseph A. Mussey, will serve as President and Chief Operating Officer following the merger. Both Mercer and Mussey will serve on the Board. The key management team will consist of top managers of both Interpore and Cross Medical.

               The new company will be governed by a six-member Board of Directors, with three directors designated by each company.

               David C. Mercer, Interpore President and Chief Executive Officer, said: "This transaction presents an outstanding opportunity for both companies. The complementary strengths of each partner's product portfolio and the critical mass achieved by the combination should bring greater value to our customers, shareholders and employees. An analysis of the respective distribution channels for Interpore and Cross revealed an opportunity for growth with relatively few territory conflicts."

               Mercer added: "This merger is a 'defining moment' for Interpore. The combined company will be able to offer a more complete range of products to meet the needs of surgeons throughout the world. Our ability to cross-sell and bundle our products will be a key driver of our future growth."

               "The strong management teams of both companies will provide the expertise necessary to continue rapid growth and expansion to new areas. And we share the same values and commitment to product quality, service and creating shareholder value. The cultures of our companies are quite similar. That should make the integration of operations relatively seamless. We will immediately form transition task forces in order to hit the ground running," Mercer continued.

               Joseph A. Mussey, President and CEO of Cross Medical, said: "The merger of Interpore and Cross is a natural marriage, providing tremendous opportunities for growth. At a time when the medical industry is rapidly consolidating, the merger creates a company with financial strengths that should allow us to accelerate our growth in the future. We both have high gross margin product lines and high operating leverage. The potential bottom line impact of incremental revenues expected from combining the companies could be significant."

               Both companies expect to realize synergies as well as cost savings from the merger. Most importantly, the combination of their respective sales distribution channels and many corporate support functions will provide substantial efficiencies.

               Genesis Merchant Group Securities, L.L.C. served as financial adviser to Interpore and Piper Jaffray Inc. served as financial adviser to Cross Medical.

INTERPORE FOURTH QUARTER AND YEAR END OPERATING RESULTS

               Interpore also reported financial results for the fourth quarter and year ended Dec. 31, 1997. Net income for the fourth quarter rose to $1.9 million, or $0.25 per share on a diluted basis, compared with net income of $239,000, or $0.03 per share, for the fourth quarter of 1996. The 1997 period included a $1.6 million adjustment to recognize deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109. Without the adjustment, net income for the fourth quarter of 1997 would have been $280,000, or $0.04 per share on a diluted basis.

               Net sales for the 1997 fourth quarter amounted to $3.3 million. There were no dental implant product sales during this period, as the company's dental implant business was sold in May 1997. Net sales for the fourth quarter of 1996 were $5.3 million, which included $1.7 million in dental product sales.

               Sales of orthopaedic products, primarily Pro Osteon bone graft substitute material, decreased 5% to $3.1 million in the fourth quarter from $3.3 million for the same period last year. Sales of OEM products, which include porous hydroxyapatite material for dental applications and for orbital implants, decreased 45% to $148,000 from $270,000 for the fourth quarter in 1996.

               Net income for the year ended Dec. 31, 1997 was $2.8 million, or $0.37 per share on a diluted basis, versus $658,000, or $0.09 per share, for the comparable period in 1996. Excluding both the $1.6 million income tax adjustment and the $617,000 loss on the May 1997 sale of the dental business, net income for 1997 would have been $1.8 million, or $0.24 per share on a diluted basis.

               Net sales for the year ended Dec. 31, 1997, which included dental implant product sales only through April, amounted to $15.5 million, compared with sales of $19.9 million for the same period in 1996. Dental product sales through the date the dental business was sold were $1.7 million versus $7.1 million for the full year in 1996.

               Sales of orthopaedic products in 1997 increased 9% to $12.7 million versus $11.7 million for 1996. Sales of OEM products increased 3% to $1,143,000 versus $1,113,000 in 1996.

               Mercer, commenting on the financial results for the quarter, said: "The direct reps achieved an 18% growth over the fourth quarter of 1996. Offsetting this growth was a 55% decline in sales to dealers. This reflects the fact that our dealers are strategically reducing their inventory levels as they prepare for conversion to an agency relationship. As agents, they will hold Interpore consignment inventory and receive commissions on sales invoiced directly to hospitals by the company."

               Mercer added: "The company posted record sales during the fourth quarter to our international distributors, reflecting a growth rate of 67% over the fourth quarter of 1996."

               Interpore International, based in Irvine, is a biomaterials company specializing in the development, manufacture and marketing of synthetic bone and tissue products for use in the orthopaedic, oral/maxillofacial and ophthalmic markets. These products are derived from marine coral using a manufacturing process that converts the unique skeletal structures of the coral to hydroxyapatite, a biocompatible implant material. The company's core product, Pro Osteon, is used for the repair of certain orthopaedic defects. Its interconnected porous structure provides a scaffold for new bone ingrowth.

               Cross Medical Products is a worldwide supplier of spinal implant devices used to treat degenerative conditions and deformities of the spine.

               Certain statements in this release are forward-looking and may involve risk and uncertainties, including, but not limited to: risks that the proposed merger will not be completed timely or at all; risks that anticipated synergies will not be realized; risks that the two companies cannot be successfully integrated; product demand and market acceptance risks; the development of future products; successful completion of clinical studies; regulatory approval of new products; and the impact of competitive products. Additional information on factors that could affect the company's financial results and growth prospects is disclosed in the company's reports filed from time to time with the Securities and Exchange Commission.

                             INTERPORE INTERNATIONAL
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        Three Months Ended            Year Ended
                                             Dec. 31,                  Dec. 31,
                                     -----------------------------------------------
                                        1997         1996         1997         1996
                                        ----         ----         ----         ----
                                           (unaudited)
Net sales                             $ 3,285      $ 5,296     $ 15,511     $ 19,917
Cost of goods sold                        518        1,541        3,135        5,394
Royalty expense                            (2)          43           52          249
Gross profit                            2,769        3,712       12,324       14,274
OPERATING EXPENSES:
Research and development                  495          491        1,994        2,001
Selling and marketing                   1,722        2,528        7,342        9,826
General and administrative                540          687        2,227        2,552
Loss on sale of dental business            --           --          617           --
Total operating expenses                2,757        3,706       12,180       14,379
Income (loss) from operations              12            6          144         (105)
Interest and other income, net            268          233          992          763
Income before taxes                       280          239        1,136          658
Credit for income taxes                (1,635)          --       (1,635)          --
Net income                            $ 1,915        $ 239      $ 2,771        $ 658
NET INCOME PER SHARE:
Basic                                  $ 0.27       $ 0.03       $ 0.40       $ 0.09
Diluted                                $ 0.25       $ 0.03       $ 0.37       $ 0.09
SHARES USED IN COMPUTING NET
INCOME PER SHARE:
Basic                                   7,084        6,964        7,002        6,996
Diluted                                 7,632        7,302        7,401        7,468
-0-

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                              Dec. 31      Dec. 31
ASSETS                                          1997         1996
                                              -------      --------
Current assets                                $19,513      $18,704
Property, plant and equipment, net                580          688
Other assets                                    2,683          931
Total assets                                  $22,776      $20,323
Liabilities & Shareholders' Equity
Current liabilities                           $ 1,140      $ 1,792
Shareholders' equity                           21,636       18,531
Total liabilities & shareholders' equity      $22,776      $20,323

Contact:

        Interpore International
        Richard Harrison, Vice President -- Finance
        714/453-3200

               or

        Pondel Parsons & Wilkinson
        Rob Whetstone, 310/207-9300